AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 10th day of July, 2018, to the Distribution Agreement dated as of  February 18, 2016, as amended (the “Agreement”), is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Opus Small Cap Value Plus ETF, Opus International Small/Mid Cap ETF, and Aptus Defined Risk ETF in the manner set forth herein; and

WHEREAS, Article 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

This amendment will become effective upon the commencement of operations of the Opus Small Cap Value Plus ETF, Opus International Small/Mid Cap ETF, and Aptus Defined Risk ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	QUASAR DISTRIBUTIORS, LLC

By: /s/ Michael D. Barolsky	By: /s/ James R. Schoenike
Name: Michael D. Barolsky	Name: James R. Schoenike
Title: Vice President and Secretary	Title: President

SCHEDULE A

List of Funds

Name of Series
Aptus Behavioral Momentum ETF
Aptus Fortified Value ETF
Opus Small Cap Value Plus ETF
Opus International Small/Mid Cap ETF
Aptus Defined Risk ETF